News Bulletin

2200 West Parkway Boulevard
Salt Lake City, Utah 84119-2331
www.franklincovey.com

FRANKLINCOVEY ANNOUNCES INCREASES
IN FOURTH QUARTER AND FISCAL 2007 YEAR END OPERATING RESULTS

Salt Lake City, Utah – November 14, 2007 – FranklinCovey (NYSE: FC) today announced financial results for its fourth quarter and fiscal year ended August 31, 2007.  For the quarter ended August 31, 2007, the Company reported income from operations of $2.6 million, a $1.9 million improvement over operating income of $0.7 million in the comparable quarter of the prior year.  Due primarily to the reversal of $20.3 million of deferred income tax asset valuation allowances recorded in fiscal 2006, and a slight increase in the Company’s effective tax rate during fiscal 2007, FranklinCovey reported net income of $0.6 million ($0.03 diluted earnings per common share) for the quarter ended August 31, 2007, compared to $15.1 million before preferred stock dividends ($0.70 diluted earnings per common share after preferred stock dividends) for the same quarter of the prior year.  Due to the redemption of all remaining shares of preferred stock during the third quarter of fiscal 2007, the Company had no preferred dividends during the quarter ended August 31, 2007.

For the fiscal year ended August 31, 2007, the Company reported a $4.1 million improvement in income from operations to $18.1 million, compared to $14.0 million in fiscal 2006, and income before income taxes increased to $15.7 million compared to $13.6 million in the prior year.  Due to the income tax benefit recorded from the reversal of deferred income tax asset valuation allowances in the fourth quarter of fiscal 2006 as discussed above, net income totaled $7.6 million before preferred stock dividends ($0.27 diluted earnings per common share after preferred stock dividends) compared to net income of $28.6 million before preferred stock dividends ($1.18 diluted earnings per common share after preferred stock dividends) in fiscal 2006.

The following information presents further details regarding the Company’s financial performance during the fourth quarter and fiscal year ended August 31, 2007.

Fourth Quarter Ended August 31, 2007

During the fourth quarter, the Company’s financial results were primarily influenced by increased training and consulting sales, increased gross profit, which contributed to improved gross margin, increased operating expenses, increased interest expense, and decreased preferred stock dividends.  Further information regarding these results is as follows:

Sales – Consolidated sales increased to $67.2 million compared to $64.7 million in fiscal 2006.  The improvement was due to a $4.9 million increase in Organizational Solution Business Unit (OSBU) sales, which primarily consist of training and consulting services sales.  The increase in OSBU sales was partially offset by a $2.4 million decrease in Consumer Solution Business Unit Sales (CSBU), which consist primarily of product sales.  Increased OSBU sales during the quarter continued the favorable fiscal 2007 trend of improving training sales, which was reflected by a 9 percent increase in domestic sales and a 24 percent increase in international sales.  The increases were primarily due to an expanding sales force and strong booking rates.

Sales through our CSBU channels declined primarily due to a $1.7 million decrease in Consumer Direct sales and a $1.4 million decrease in retail store sales.  Consumer direct sales declined primarily due to decreased traffic through these channels and decreased public seminar sales.  Retail sales declined primarily due to the effects of reduced traffic and closed stores.  Comparable store sales declined 11 percent compared to the same quarter of fiscal 2006.  Partially offsetting these declines was a $0.9 million improvement in wholesale sales during the quarter.

Gross Profit – The Company’s consolidated gross profit increased to $41.2 million compared to $38.5 million in fiscal 2006.  The improvement was due to increased training and consulting services sales, which contributed to improved consolidated gross margin, since our training and consulting sales have higher overall gross margins than our product sales.  Gross margin for the fourth quarter of fiscal 2007 was 61.2 percent compared to 59.6 percent for the same quarter of fiscal 2006.

Operating Expenses – Consolidated operating expenses increased $0.8 million, due to $0.6 million of increased selling, general, and administrative (SG&A) expenses and $0.2 million of increased depreciation expense.  Increased SG&A expenses were primarily due to increased commissions and selling bonuses incurred as a result of increased training and consulting sales.  Depreciation expense increased primarily due to additional purchases of depreciable property during fiscal 2007.

Interest Expense – Net interest expense increased $0.6 million primarily due to line of credit borrowings resulting from the redemption of all remaining shares of preferred stock during the third quarter of fiscal 2007.

Fiscal Year Ended August 31, 2007

Consistent with sales performance identified in the fourth quarter of fiscal 2007, the Company’s stronger financial performance in fiscal 2007 was primarily influenced by significantly increased OSBU sales that were partially offset by declining product sales through CSBU channels.  Other factors which affected our financial performance for the fiscal year ended August 31, 2007 were as follows.

Sales – Total sales increased $5.5 million, to $284.1 million compared to $278.6 million in fiscal 2006, primarily on the strength of improved OSBU sales, which generally consist of training and consulting service sales.  Total OSBU sales were $139.1 million in fiscal 2007 compared to $120.6 million in fiscal 2006, which represents a 15 percent improvement in year-over-year sales.  Increased OSBU sales were the result of domestic sales performance, which increased 14 percent, and international sales performance, which increased 18 percent over the prior year.  These sales increases reflected both an increase in the size of our sales force and an increase in their productivity both domestically and internationally.

Increased OSBU sales were partially offset by declines in product sales through our CSBU channels.  Total CSBU sales were $145.0 million for fiscal 2007 compared to $158.0 million in fiscal 2006.  Decreased CSBU sales were primarily due to performance in our retail stores and consumer direct channels during the fiscal year.  The decline in retail sales was primarily due to the impact of stores closed in late fiscal 2006 and during fiscal 2007, reduced sales of low-margin technology and specialty products resulting from our decision to discontinue many of these items, and decreased store traffic.  These factors combined to produce a 6 percent decline in year-over-year comparable store sales in fiscal 2007 compared to fiscal 2006.  At August 31, 2007, we were operating 87 domestic retail locations compared to 89 locations at August 31, 2006.  Consumer direct sales decreased primarily due to a decline in the conversion rate of customers visiting our website as consumers searched for discounted items, decreased consumer traffic through the call center channel, and decreased public seminar sales, resulting from fewer programs held during the fiscal year.  Wholesale sales totaled $18.0 million compared to $17.8 million in fiscal 2006.

Gross Profit – The Company’s consolidated gross profit for fiscal 2007 increased to $174.4 million compared to $167.4 million in fiscal 2006.  The improvement was due to increased OSBU sales, which contributed to improved consolidated gross margin, since our training and consulting sales have higher gross margins than the majority of our product sales.  Gross margin for fiscal 2007 was 61.4 percent compared to 60.1 percent in fiscal 2006.

Operating Expenses – Consolidated operating expenses increased $4.2 million, not including the impact of a $1.2 million gain from the sale of a manufacturing facility.  Selling, general, and administrative expenses increased $4.5 million, which was primarily attributable to increased compensation costs from increased training and consulting sales.  These increases were partially offset by decreased depreciation expense of $0.1 million and decreased amortization expense of $0.2 million.

Other Items

Redemption of Preferred Stock – During the third quarter of fiscal 2007, the Company redeemed the remaining $37.3 million of its Series A Preferred Stock, which contributed to a $2.2 million decrease in fiscal 2007 dividends compared to fiscal 2006.  Although the Company borrowed from a newly obtained line of credit to facilitate the redemption and will incur interest expense in future periods, the Company believes that the redemption will improve its cash flows and results of operations in future periods.

About FranklinCovey
FranklinCovey is a leading learning and performance services firm assisting professionals and organizations in measurably increasing their effectiveness in leadership, productivity, communication and sales. Clients include 91 of the Fortune 100, more than three-quarters of the Fortune 500, thousands of small and mid-sized businesses, as well as numerous government entities. Organizations and professionals access FranklinCovey services and products through consulting services, licensed client facilitators, one-on-one coaching, public workshops, catalogs, retail stores, and www.franklincovey.com .  Nearly 1,500 FranklinCovey associates provide professional services and products in 41 offices servicing more than 100 countries.

Investor Contact:	Media Contact:
FranklinCovey	FranklinCovey
Steve Young	Debra Lund
801-817-1776	801-817-6440
Steve.Young@FranklinCovey.com	Debra.Lund@FranklinCovey.com

FRANKLIN COVEY CO.
CONDENSED CONSOLIDATED INCOME STATEMENTS
( in thousands, except per share amounts )

	Quarter Ended		Fiscal Year Ended
	August 31,	August 31,	August 31,	August 31,
	2007	2006	2007	2006
	(unaudited)		(unaudited)

Net sales	$67,210	$64,657	$284,125	$278,623

Cost of sales	26,056	26,143	109,748	111,238
Gross profit	41,154	38,514	174,377	167,385

Selling, general, and administrative	36,418	35,863	149,220	144,747
Gain on sale of manufacturing facility	-	-	(1,227)	-
Depreciation	1,230	1,016	4,693	4,779
Amortization	899	902	3,607	3,813
Income from operations	2,607	733	18,084	14,046

Interest expense, net	(898)	(275)	(2,419)	(1,288)
Legal settlement	-	-	-	873
Income before income taxes	1,709	458	15,665	13,631

Income tax benefit (provision)	(1,097)	14,650	(8,036)	14,942
Net income	612	15,108	7,629	28,573

Preferred stock dividends	-	(933)	(2,215)	(4,385)
Net income available to common shareholders	$612	$14,175	$5,414	$24,188

Net income per share available to common shareholders
Basic	$0.03	$0.71	$0.28	$1.20
Diluted	$0.03	$0.70	$0.27	$1.18

Weighted average common shares - Diluted
Basic	19,461	19,883	19,593	20,134
Diluted	19,752	20,160	19,888	20,516

Sales Detail:
Retail Stores	$10,914	$12,319	$54,316	$62,156
Catalog / e-commerce	12,077	13,779	59,790	65,480
Wholesale	2,931	2,009	17,991	17,782
CSBU International	1,188	1,242	7,342	7,716
Other	1,143	1,288	5,565	4,910
Total Consumer Solutions Business Unit	28,253	30,637	145,004	158,044

Domestic	24,116	22,043	81,447	71,595
International	14,841	11,977	57,674	48,984
Total Organizational Solutions Business Unit	38,957	34,020	139,121	120,579

Total	$67,210	$64,657	$284,125	$278,623